Exhibit 3.315

     I , JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “PUTNAM AMBULATORY SURGERY CENTER, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE THIRTIETH DAY OF DECEMBER, A.D. 2004, AT 2:01 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “PUTNAM AMBULATORY SURGERY CENTER, LLC”

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
3905144 8100H	AUTHENTICATION: 8620240

110292834	DATE: 03-14-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

Certificate of Formation
of
Putnam Ambulatory Surgery Center, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Putnam Ambulatory Surgery Center, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18.104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of December 30, 2004.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person

State of Delaware
Secretary of State
Division of Corporation
Delivered 02:20 PM 12/30/2004
FILED 02:01 PM 12/30/2004
SRV 040953808 – 3905144 FILE